CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated December 28, 2018 on the financial statements and financial highlights of Soundwatch Hedged Equity Fund (formerly, Soundwatch Core Hedged Equity Fund), a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the October 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

  BBD, LLP

Philadelphia, Pennsylvania
February 27, 2019